[AETNA LOGO]
                            151 Farmington Avenue
                           Hartford, CT 06156-3124

                               Susan E. Bryant
                                    Counsel
                       Law and Regulatory Affairs, RE4C
                                (203)273-7834
                              Fax: (203)273-0356

                               January 17, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:  Aetna Life Insurance and Annuity Company
     Registration Statement on Form S-2 File No. 33-64331
     Prospectus Title: Aetna Multi-Rate Annuity


Dear Sirs:

As Counsel of Aetna Life Insurance and Annuity Company (the "Company"), I have represented the Company in connection with the registration of interests in the Aetna Multi-Rate Annuity (the "Aetna Multi-Rate Annuity") under the Securities Act of 1933, as amended. In connection with such representation, I have reviewed the Form S-2 Registration Statement as filed on November 16, 1995, Pre-Effective Amendment No. 1 filed on December 6, 1995, and this Pre-Effective Amendment No. 2, relating to such annuity, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities registered by the Company are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when issued, will have been validly issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement and to my being named under the caption "Legal Matters" therein.


Sincerely,

/s/Susan E. Bryant
------------------
Susan E. Bryant
Counsel
Aetna Life Insurance and Annuity Company